Exhibit 10.8

Details

Date	March 19, 2020

Parties

Name	HNZ New Zealand Limited
Short form name	Employer
Notice details	Clifford House
38 Halifax Street
Nelson 7010
New Zealand
Facsimile: [+64 3 547 5598]
Phone: [+64 3 547 5255]

Name	Keith Mullett
Short form name	Employee
Notice details	214 Collingwood Street
Nelson 7010
New Zealand
Facsimile: [+64 3 547 5598]
Email: [kmullett@hnz.com]

Agreement

1.	Position

(a)	The Employee shall continue to be employed by the Employer in the position and location as set out in Schedule 1.

(b)

The Employee’s employment with the Employer will be treated as continuous for the purposes of the Holidays Act 2003 (Holidays Act) and the Employer recognises the Employee’s continuous service from 1 August 2011.

2.	Term

The terms and conditions set out in this Agreement shall come into force on the date set out in Schedule 1 (Commencement Date). The Employee’s employment (Employment) will then continue until it is terminated in accordance with this Agreement.

3.	Duties

(a)	The Employee’s duties are set out in Schedule 2. The Employee acknowledges that he may be required to perform other duties as required by the Employer from time to time.

(b)	In carrying out the duties, the Employee will:

(i)	comply with the terms and conditions of this Agreement, including, but not limited to the health and safety obligations set out at clause 20;

(ii)	devote the whole of the Employee’s time, attention and abilities during working hours;

(iii)	use the Employee’s best endeavours to promote, develop and extend the Employer’s interests and reputation and not do anything to the Employer’s detriment;

(iv)	comply with all relevant legislative policies, procedures or administrative requirements;

(v)	maintain appropriate standards of presentation, integrity and conduct; and

(vi)	comply with all reasonable and lawful directions given to the Employee by the Employer.

4.	Hours of work

(a)	The Employee’s hours of work are set out in Schedule 1.

(b)

The Employee acknowledges and agrees that they may be required to work additional hours as required by the Employer and that, subject to clause 5(b), the Employee’s salary fully compensates the Employee for all work undertaken pursuant to this Agreement.

5.	Remuneration, expenses and deductions

(a)	The Employee will receive the salary set out in Schedule 1. The Employee may also receive the benefits set out in Schedule 1 and in accordance with clause 22.

(b)

The Employee will be reimbursed for reasonable expenses that are reasonably incurred by the Employee in the performance of their duties under this Agreement. The Employee agrees to comply with the Employer’s policies in respect of expenses. The Employee will be required to submit receipts of any such expenses to the Employer in accordance with the Employer’s policies and procedures on reimbursement.

(c)	The Employee expressly agrees that the Employer may, at any time, deduct from their salary or wages (including holiday pay) any sum owed to the Employer by the Employee, including, but not limited to:

(i)	overpayments made to the Employee by the Employer;

(ii)	sums paid to the Employee for any leave where the Employee has no entitlement to such leave;

(iii)	payments made by the Employer for any unauthorised absences; and

(iv)	reimbursements for goods and/or services supplied to the Employee by the Employer.

6.	Holidays

(a)	The Employee is entitled to annual leave in accordance with Schedule 1 and the Holidays Act. Annual leave should be taken in the year it falls due, but may be accrued by the Employee.

(b)

The Employee is entitled to public holidays in accordance with the Holidays Act. When the Employee is required to work on a public holiday, the Employer will pay the Employee the Employee’s relevant daily pay or the Employee’s average daily pay (whichever is applicable) that relates to the time actually worked by the Employee on that day, plus half that amount again. Where the day worked would otherwise be an ordinary working day for the Employee, the Employee will also receive an alternative holiday to be taken at a time agreeable to the Employer.

(c)	The Employee agrees that the Employer may pay the Employee for an annual holiday in the pay that relates to the period during which the holiday is taken.

(d)	The Employer may require the Employee to take annual holidays during a closedown period on 14 days’ written notice in accordance with the Holidays Act 2003.

7.	Sick leave

(a)

The Employee is entitled to the sick leave in accordance with the Holidays Act. The Employee may take sick leave if the Employee, the Employee’s spouse or partner, or a person who depends on the Employee for care is sick or injured.

(b)

The Employee will advise the Employer if the Employee is unable to attend work due to illness as soon as possible. The Employer may require the Employee to provide a medical certificate in the event the Employee has been absent due to illness.

(c)	Unused sick leave may accumulate up to a maximum of 20 days. Unused sick leave will not be paid out to the Employee on termination of Employment.

8.	Bereavement leave

(a)	In accordance with the Holidays Act:

(i)

the Employee is entitled to three days’ paid bereavement leave upon the death of the Employee’s spouse (or partner), parent, child, brother, sister, grandparent, grandchild or the parent of the Employee’s spouse (or partner); and

(ii)

the Employee is entitled to one day’s bereavement leave on any other occasion where the Employer accepts, after taking into account the factors detailed in the Holidays Act, that the Employee has suffered a bereavement.

(b)	The Employee will advise the Employer if the Employee is unable to attend work due to a bereavement as soon as possible.

9.	Further information about leave entitlements

The Employee can contact the Ministry of Business, Innovation and Employment for further information about leave entitlements by phoning 0800 2090 20.

10.	Parental Leave

You are entitled to parental leave in accordance with the Parental Leave and Employment Protection Act 1987.

11.	Suspension

(a)

The Employer may suspend the Employee on his base pay while an investigation into the Employee’s conduct is undertaken. The Employer will provide the Employee with an opportunity to comment on any proposed suspension before any suspension decision is made.

12.	Termination

(a)	This Agreement may be terminated by either party on the notice set out in Schedule 1 being given in writing, except where such notice has been waived pursuant to any clause of this Agreement.

(b)

The Employer may terminate the employment, in its absolute discretion for any reason other than for just and sufficient cause, with or without prior notice, upon payment of the severance benefits set forth on Schedule I (other than any Termination for Incapacity, which will be governed by clause 13). The Employee may resign for “Good Reason” (as defined below) and be entitled to receive the severance benefits set forth on Schedule I.

(c)

The Employer will, to the extent reasonable, facilitate tax effective payments to the Employee of the sums payable to the Employee pursuant to clause 12(b) provided no additional costs are incurred and subject to complying with all applicable tax laws.

(d)

The Employee undertakes, as a condition of payment of any amounts owing under clause 12(b) to execute a full and satisfactory release in favour of the Employer upon receipt of such amount which will be provided to a mediator appointed by the Ministry of Innovation and Employment for execution. The Employee further acknowledges that the payments referred to in clause 12(b) and as set forth on Schedule I are reasonable and represent all amounts to which he is entitled at law upon termination of his employment.

(e)

The Employer, in its sole discretion, may make a payment of salary as part of the severance benefits set forth on Schedule I in lieu of the notice period or any unexpired part of the notice period set forth on Schedule I.

(f)

During the notice period set forth on Schedule I, the Employer may require that the Employee does not attend the workplace, perform any duties, contact any clients, suppliers or employees of the Employer or any associated persons, holding company, or subsidiary or parent company of the Employer (collectively, the Group Company) or access any Employer or Group Company systems, property or information (Garden Leave Period). The Employer may require the Employee to work but vary the Employee’s duties during the Garden Leave Period. If the Employer exercises its right under this clause 12(f), the Employee will continue to receive their base pay for the duration of the Garden Leave Period, and the Employee will remain an employee of the Employer and continue to be bound by this Agreement and their duties of confidentiality and fidelity.

(g)

The Employer shall be entitled to terminate this Agreement at any time without notice in the event of serious misconduct. Termination on this basis includes, but is not limited to, the following situations:

(i)	where you breach this Agreement or act in a way which damages Employer’s trust and confidence in you;

(ii)	where you have been dishonest in a material way;

(iii)	where you commit any act of bankruptcy, become insolvent, or compound with or attempt to compound with any creditors;

(iv)	where you behave in a manner likely to bring yourself or Employer into disrepute or expose Employer to legal liability;

(v)	where you have wilfully disobeyed lawful directions;

(vi)

where you commit or admit to any criminal offence involving dishonesty, or which otherwise impacts on your reputation (or the interests or reputation of Employer) or your ability to perform your duties and responsibilities; or

(vii)	where you fail to advise Employer immediately if, at any time, you are arrested, or are involved with, or under investigation for, any possible criminal acts;

(h)

On termination of Employment, for whatever reason, the Employee agrees not to retain (in any form, whether hard or soft copy), and will immediately deliver up to the Employer all documents, letters, papers, keys, passwords and other material of every description (including all copies of or extracts from the same) in any form (whether in hard or soft copy) within the Employee’s possession or control relating to the affairs and business of or belonging to the Employer or any Group Company.

(i)

The Employee agrees that upon any subsequent employment following the Employee’s departure from the Employer, the Employee will upon request, promptly disclose the name of the Employee’s employer and the nature and title of the Employee’s position to the Chief Operating Officer or the Chief Administrative Officer.

12.1	“Good Reason” means, without the Employee’s consent, any of the following:

(a) A material diminution in Employee’s base salary (other than in connection with an across-the-board reduction effecting similarly-situated executives of PHI Group, Inc.);

(b) A material diminution in Employee’s duties and responsibilities to the Group Company following the date of this Agreement; and

A relocation of Employee’s principal places of employment to a location other than the locations specified in Schedule 1 under Locations. The foregoing conditions will constitute Good Reason only if (A) Employee provides written notice to the Employer within 30 days following the initial existence of the condition(s) constituting Good Reason and (2) the Employer fails to cure such condition(s) within 30 days after receipt from Employee of such notice and (3) Employee resigns for Good Reason no later than 90 days after the initial existence of the facts or circumstances constituting Good Reason.

13.	Incapacity

13.1

If the Employee is absent from work due to sickness or injury (whether work-related or not) and has no remaining sick leave, holiday leave or special leave entitlement, the Employee agrees he will provide the Employer with a medical certificate outlining:

(ii)	The illness or injury he has;

(ii)	How long he will need off work before returning to his/her normal duties;

(ii)	Whether he is able to perform any light duties in the meantime.

13.2

If his medical practitioner states that he is unable to return to work at all, or that it is unlikely he will be able to fulfil his usual duties on return to work, or that he is unable to return to work for an indefinite period, then the Employer will determine (in consultation with the Employee) how long it is able to hold his position open for, or the date on which his employment will be terminated (a “Termination for Incapacity”).

13.3	In the case of incapacity, the Employee agrees to:

(ii)	Provide all relevant medical information to the Employer,

(ii)	Undergo a further medical examination at the Employer’s expense with the Employer’s nominated medical professional to produce medical evidence of his fitness to resume work;

(ii)	Return to work to undertake such alternative duties which are within his capacity and level of fitness as determined in consultation with his medical professional.

13.4	Upon a Termination for Incapacity, the Employer agrees to pay the amounts set forth on Schedule I.

14.	Redundancy

If the Employee’s position is terminated by reason of redundancy, the Employee shall be entitled only to the notice set out in Schedule 1. The Employer may, in its sole discretion, make a payment of salary in lieu of the notice period or any unexpired part of the notice period. The Employee shall not be entitled to any compensation in the event of redundancy.

15.	Employee Protection Provision

(a)

If the Employer proposes to sell or otherwise restructure its business (so that the Employer’s business is undertaken by another party) and the Employment will be affected, the Employer will discuss with the new employer the effect on the Employment. This will include:

(i)	negotiating whether the Employee will be offered employment with the new employer; and

(ii)	negotiating whether any such offer will be on the Employee’s existing terms and conditions of employment.

(b)	In the event the situation at clause 15(a) arises, the following provisions apply:

(i)	if the Employee is offered employment by the new employer on similar terms and conditions, no notice of termination is required and no redundancy compensation is payable to the Employee;

(ii)

if the Employee is offered employment with the new employer on similar terms and conditions, but the Employee chooses not to accept the offer, no notice of termination is required and no redundancy compensation is payable to the Employee; or

(iii)	if the Employee does not receive an offer of employment from the new employer, the Employees role will be redundant and clause 14 will apply.

16.	Confidentiality

(a)

For the purposes of this Agreement, “confidential information” means all confidential information, in whatever form (whether in hard or soft copy), which is not in the public domain and which is reasonably regarded by the Employer as confidential including, but not limited to information about the Employer’s or any associated or subsidiary or holding company’s of PHI Inc. and its or their clients, customers, suppliers, employees, affairs, software, legal rights (potential or current litigation, pending patents, trade secrets, pending trademarks and like properties), marketing plans, or third party proprietary information.

(b)

The Employee will hold all confidential information in confidence and will not at any time during this Agreement or after its termination directly or indirectly use, disclose, or copy for any purpose, other than in the proper performance of the Employee’s duties, any confidential information without the written consent of the Employer.

(c)	The Employee will take all reasonable precautions to prevent the inadvertent disclosure of the Employer’s confidential information to any unauthorised person.

(d)

The Employer does not wish to receive, or for the Employee to use, any confidential information of the Employee’s former employer in the course of the Employee’s Employment. The Employee agrees to inform the Employer of any apparent conflict between the Employee’s work for the Employer and any obligations the Employee may have to preserve the confidentiality of another’s proprietary information or materials, or any rights the Employee claims to any inventions or ideas, before performing that work (or causing it to be performed). Otherwise, the Employer may conclude that no such conflict exists, and the Employee agrees thereafter to make no such claim against the Employer.

17.	Intellectual property

(a)

For the purposes of this Agreement, ‘Intellectual Property Rights’ means all intellectual property rights created or generated by the Employee (whether alone or with any other persons) in the course of or in connection with the Employment with the Employer or in any way related to the business of the Employer or any Group Company (whether before or after this Agreement is signed) including:

(i)

patents, copyright, registered designs, trademarks and the right to have confidential information kept confidential and any improvements, modifications or enhancements to any of the same, whether or not capable of registration anywhere in the world at any time; and

(ii)	any application or right to apply for registration of any of those rights.

(b)	For the purposes of this Agreement, ‘Moral Rights’ means the following rights in respect of any Intellectual Property Rights:

(i)	the right of integrity of authorship (that is, not to have a work subjected to derogatory treatment);

(ii)	the right of attribution of authorship of a work; and

(iii)	the right not to have authorship of a work falsely attributed,

(which are rights created by the Copyright Act 1994), and any other similar right capable of protection under the laws of any applicable jurisdiction.

(c)	The Employee:

(i)	acknowledges and agrees that all Intellectual Property Rights will be the exclusive property of the Employer;

(ii)	will immediately deliver to the Employer full particulars concerning the realisation or creation arising from the development of any new Intellectual Property Rights;

(iii)

hereby assigns to the Employer all right, title and interest which may be acquired by the Employee in relation to the Intellectual Property Rights, so as to vest all right, title and interests in the Intellectual Property Rights in the Employer absolutely;

(iv)

to the extent that the Employer cannot obtain full title, right and interest in the Employee’s Intellectual Property Rights, then the Employee will hold the Intellectual Property Rights on trust for and account to the Employer for the same;

(v)

whether during or after employment, at the expense of the Employer execute all documents and undertake all such acts, matters and things as may be reasonably necessary to obtain registration or other legal protection of the Intellectual Property Rights on behalf of the Employer and to give effect to the assignment in clause 17(c)(iii);

(vi)

does not have and will not have any claim (including, where applicable, any Moral Rights) over the Intellectual Property Rights and the Employee will not challenge the Employer’s ownership of the Intellectual Property Rights and acknowledges that the Employee has no licence to use the Intellectual Property Rights, except as necessary in the course of the Employment, or as otherwise agreed in writing with the Employer;

(vii)

will, for the duration of the Agreement, maintain dated, legible records of all work performed in the study, assessment or development of the Intellectual Property Rights. The Employee acknowledges that all such records are the property of the Employer;

(viii)	upon termination of this Agreement surrender and deliver up to the Employer all passwords that may be necessary to access the records where the records are in electronic form;

(ix)	acknowledges that the Employee may have Moral Rights;

(x)	in so far as the Employee is able, hereby waives the Employee’s Moral Rights irrevocably; and

(xi)	voluntarily and unconditionally consents to all or any acts or omissions by the Employer, or persons authorised by the Employer, which would otherwise infringe the Employee’s Moral Rights.

(d)

The Employee understands that the Employer may waive some of the requirements expressed in clause 17 and that for such a waiver to be effective, it must be made in writing by the Chief Administrative Officer of the Employer and should not in any way be deemed a waiver of the Employer’s right to enforce any other requirements or provisions of this Agreement.

18.	Other business interests and conflict of interests

(a)

The Employee shall not during the course of the Employment whether directly or indirectly, be employed or engaged or concerned in the conduct of any business other than the business of the Employer or any Group Company without the Employer’s prior written consent. The Employee acknowledges and agrees that the Employer has genuine reasons based on reasonable grounds for prohibiting the Employee’s secondary employment, including:

(i)	the protection of the Employer’s confidential or commercially sensitive information and/or intellectual property;

(ii)	the protection of the Employer’s commercial reputation; and

(iii)	for the purposes of employee fatigue risk management.

(b)

The Employee will disclose to the Employer, in writing, all of their interests, and those of the Employee’s immediate family, which may impact upon or conflict with the interests of the Employer or any Group Company. The Employee agrees to take such steps as the Employer requires to resolve or manage such conflict.

19.	Privacy

(a)	The Employer and the Employee shall comply with the obligations set out in the Privacy Act 1993.

(b)

In the course of the Employee’s Employment, the Employer will receive personal information about the Employee. The Employer will take all reasonable technical and organisational security measures to maintain the confidentiality and integrity of the Employee’s personal information in accordance with the Privacy Act 1993.

(c)

The Employer, and any other person or entity the Employer may authorise, shall be entitled, without further consent, to sell, distribute and use in any manner, any voice recording, picture, photograph, video or other image or likeness of you taken with regard to the Employee’s employment.

20.	Health and Safety

(a)	The Employee shall ensure that the provisions of the Health and Safety at Work Act 2015 are complied with, both in respect of the Employee and all other workers.

(b)

The Employee shall comply with the Employer’s health and safety rules and procedures and in particular, will take reasonable care to ensure their own fitness for work and the safety of others in the place of work. The Employee is required to ensure that they maintain their ability to perform their duties safely and effectively. The Employee must advise the Employer of any medical condition (including stress-related symptoms) which may impact on the Employee’s ability to perform their duties safely or effectively. In the event that the Employee fails to comply with rules or procedures, the Employee may be subject to disciplinary action up to and including dismissal.

21.	Post-employment Restrictions

(a)	The Employee acknowledges that:

(i)	during the course of the Employment, the Employee will obtain confidential information concerning the Employer’s business and the clients and finances of the Employer and any Group Company;

(ii)	disclosure of the confidential information could materially harm the Employer and any Group Company;

(iii)	the undertakings set out in this clause 21 are reasonable and necessary for the protection of the Employer’s and any Group Company’s legitimate proprietary interests; and

(iv)

the remedy of damages may be inadequate to protect the interests of the Employer and any Group Company, and the Employer is entitled to seek, and obtain, injunctive relief or any other remedy in any court to protect its and any Group Company’s interests.

(b)

The Employee will not for a period of 12 months’ following termination of employment in New Zealand, Canada or any other country in which the Employer or the Group Company operates for whatever reason, be directly or indirectly employed, engaged or otherwise concerned in any capacity with any competitor of the Employer.

(c)	The Employee will not for a 12 month period following the termination of the Employment for whatever reason and without the prior written consent of the Employer:

(i)

directly or indirectly induce, solicit or endeavour to induce or solicit, any person who or entity which, within the 12 month period prior to the termination of the Employment, was a client or customer of the Employer or any Group Company, to cease doing business with the Employer or any Group Company or to reduce the amount of business which the person or entity would normally do with the Employer or any Group Company;

(ii)

directly or indirectly induce, solicit or endeavour to induce or solicit, any person who or entity which was at any time within the 12 month period prior to the termination of the Employment, a director or executive of the Employer or any Group Company, or an employee, consultant, agent, or representative of the Employer or any Group Company and who has directly or indirectly reported to or had contact with the Employee, to terminate their employment or other relationship with the Employer or any Group Company, whether or not that person would commit a breach of that person’s contract or employment agreement with the Employer or Group Company; and

(iii)

directly or indirectly deal in trade, or endeavour to deal in trade, with any person who or entity which, within the 12 month period prior to the termination of the Employment, was a client or customer of the Employer or any Group Company.

(d)	The Employer and the Employee consider that the restraints at clause 21(b) and 21(c) are reasonable and intend them to operate to the maximum extent.

(e)	If the restraints at clause 21(b) and 21(c):

(i)	are held to be void and unenforceable for the protection of the interests of the Employer and any Group Company; and

(ii)	would be valid if part of the wording was deleted or the period of the restraints was reduced, the restraints will apply with the modifications necessary to make them effective.

(f)	The restraints at clause 21(b) and 21(c) are separate, distinct and several, so that the enforceability of any one restraint does not affect the enforceability of the other restraints.

(g)

The Employee acknowledges that the value of the Employee’s remuneration has been assessed and is dependent upon the Employee agreeing to the restraints in this clause 21 for the proper preservation of the legitimate proprietary interests of the Employer and any Group Company.

(h)

The Employee acknowledges that upon his actual or threatened breach of the restraints set forth in clause 21(b) and 21(c), the Employer and the Group Company shall be entitled to seek and pursue all remedies available to it under law and equity (including the right to cease making the severance payments set forth on Schedule I, to the extent permitted by applicable law).

22.	Employer rules, policies and directions

The Employee shall comply with the Employer’s rules, policies and directions in place from time to time. The Employer’s rules, policies, directions, are not contractual and do not form part of this Agreement. The Employer reserves the right to amend, vary or revoke any of the Employer’s rules, policies and directions as set out in this clause at any time and in its sole and absolute discretion.

23.	Employment relationship problems

As required by the Act, an explanation of the services available for resolving employment relationship problems is set out at Schedule 3. Any employment relationship problems must be raised within 90 days of the action causing the grievance, or the Employee becoming aware of the circumstances which give rise to the grievance.

24.	Entire Agreement

(a)

The terms and conditions set out in this Agreement represent the entire agreement of the parties and supersede any previous negotiations, communications, agreements and understandings whether written or oral. For the avoidance of doubt, this agreement entirely supersedes and replaces the individual employment agreement with the Employer dated 7 November 2014 and the individual employment agreement with the Employer dated 29 December 2017.

(b)	Any variation to this Agreement must be recorded in writing and be signed by both parties.

25.	Waiver and severance

(a)

No waiver of any breach of any term of this Agreement shall be effective unless that waiver is in writing and signed by the party against whom that waiver is claimed. No waiver of any breach shall be or deemed to be a waiver of any other or subsequent breach.

(b)

If any term, clause or provision of this Agreement or the application thereof is or is deemed to be invalid or unlawful for any reason, it shall not invalidate any other term, clause or provision of this Agreement, and shall be deemed severed from this Agreement without affecting the validity of the remainder of this Agreement.

26.	Governing law

This Agreement and any modification or variation shall be governed exclusively by the laws of New Zealand in force from time to time. All questions with respect to jurisdiction, validity, interpretation and performance with this Agreement and any such modifications or variations shall be determined according to the laws of New Zealand in force from time to time and shall be subject to the exclusive jurisdiction of the New Zealand courts.

27.	Clawback

To the extent permitted by applicable law, any compensation paid to Employee pursuant to this Agreement will be subject to recoupment in accordance with any existing clawback or recoupment policy of the Employer of its affiliates, any clawback or recoupment policy of the Employer or its affiliates as may be adopted or amended from time to time.

28.	Acknowledgement

In entering into this Agreement, the Employee:

(a)	acknowledges that they have read, understood and accept the provisions of this Agreement;

(b)

confirms that they have been provided with the opportunity to obtain independent advice in respect of the terms of this Agreement prior to entering into it and that the Employee has been advised that they can obtain information about their entitlements under the Holidays Act from the Ministry of Business, Innovation and Employment;

(c)

confirms that they are legally entitled to work according to this Agreement and that there is nothing restricting the Employee from doing so at the time this Agreement is entered into (including, but not limited to any conflicts of interest, restraint of trade or immigration requirements); and

(d)

warrants that neither the entry into this Agreement, not the performance of the obligations under this Agreement will constitute a breach of any other employment agreement or contract or other arrangement to which the Employee is a party.

SIGNED for and on behalf of
HNZ New Zealand Limited by:	Signature of authorised signatory

Name of authorised signatory

SIGNED by KEITH MULLETT:
Signature of Keith Mullett

SCHEDULE 1

Position	Managing Director, PHI Aviation LLC

Locations	New Zealand, Louisiana and Texas, provided, however, that Employee shall be subject to the reasonable business travel requirements of the Employer and its affiliates, which will include travel throughout the United States and such other locations as may be necessary to further the interests of the Employer and its affiliates

Commencement date	March 19, 2020

Hours of work	A minimum of 40 hours per week between usual business hours of between 8:30am to 5:00pm, Monday to Friday.

Remuneration	Base salary of USD $487,500 per annum (“Base Salary”) to be paid monthly by direct transfer to the Employee’s nominated bank account.

Annual Incentive Plan With respect to each calendar year during the term of your employment, beginning with calendar year 2020, you will be eligible to earn an annual bonus (the “Annual Bonus”) in an amount to be determined by the PHI Group Inc.’s Board of Directors or the Compensation Committee based on performance goals established by the Board or the Compensation Committee in its discretion, with a target annual bonus equal to 100% of your Base Salary (“Target Bonus”). Employee’s annual bonus paid during any calendar year may range from zero up to the Target Bonus. Any Annual Bonus earned with regard to a particular calendar year shall be paid to you no later than the end of the first calendar quarter of the following calendar year, subject to your continued employment with the Group Company on the actual date of payment.

You will be eligible to participate in PHI Group Inc.’s management incentive plan (the “MIP”) in accordance with the terms thereof and as determined by the Board or the Compensation Committee. You will receive an initial equity grant under the MIP with a grant date value equal to $ 1,771,500, and all other terms relating to such equity grant shall be governed by the applicable Restricted Stock Unit Award Agreement. Subsequent to the initial equity grant, you may be eligible for additional compensatory equity grants at the sole discretion of the Board or the Compensation Committee.

Benefits	Eligibility to participate and/or receive benefits at the Employer’s sole and absolute discretion as set out in the below policies

• Private Health Insurance Package

• Disability, Life Insurance, etc. Packages

• Overseas Travel Insurance

• Company Kiwi Saver scheme

For the avoidance of doubt, the Employer may amend or revoke the benefit plans at any time and at its sole and absolute discretion.

The Employee’s participation or eligibility to receive benefits in one-year does not guarantee the Employee’s participation or eligibility to receive benefits in the next.

Payment of any benefits under the annual incentive plan and ERP are made at the Employer’s sole and absolute discretion, which for the avoidance of doubt, includes a discretion not to make any payment to the Employee.

Annual Leave	Four weeks per annum.

Sick Leave	Five days per annum.

Period of Notice	Two months.

Severance

Pursuant to Clause 12(b):

(i) Any earned but unpaid Annual Bonus with respect to the calendar year prior to the calendar year in which the Employee’s termination date occurs, paid at the same time Annual Bonuses are paid to other executives of the Employer or its affiliates generally (the “Earned Bonus”);

(ii) the sum of (x) one times Employee’s then-current Base Salary plus (y) the lesser of (A) one times the Target Bonus for the year in which the Date of Termination occurs or (B) the average of the Employee’s Annual Bonuses paid in respect of the last three calendar years prior to the calendar year in which the termination date occurs (such sum, the “Severance Payment”); provided, that the calculation of the three- year average bonus amount referred to in subclause (B) shall only take into account any annual cash bonuses paid in respect of the 2020 calendar year and beyond (i.e., if Employee’s employment terminates during December 2022, the amount described in subsection (B) would be calculated by averaging the annual cash bonuses (including any amounts that are equal to $0) paid in respect of 2020 and 2021)), and shall exclude any KEIP and KERP payments. The Severance Payment will be paid in accordance with the Employer’s payroll practices for a period of twelve months following the date of the Employee’s termination, subject to and in accordance with Clause 12 of the Agreement;

(iii) a pro-rated Annual Bonus for the year in which the termination date occurred (based on actual achievement of the applicable performance criteria, and pro-rated based on the number of days that Executive was employed by the Company during the year in which the Date of Termination occurs), paid at the same time Annual Bonuses are paid to other executives of the Employer or its affiliates generally (the “Pro Rata Bonus”); and

(iv) for a period of 12 months following Employee’s termination of employment hereunder (or, if earlier, until Employee becomes eligible to participate in a health insurance scheme of a new employer), reimbursement of the employee-portion of reasonable insurance premiums paid by Employee under New Zealand health insurance scheme.

Pursuant to Clause 13 (Termination for Incapacity):

(i)	The Earned Bonus, and

(ii)	The Pro Rata Bonus.

Schedule 2 – Position Description

Position	Managing Director, PHI Aviation LLC

Position Overview and Essential Duties and Accountabilities	Under the direction of the Chairman and CEO of PHI Group, Inc. this role is responsible for the overall operational performance and profitability of the PHI Aviation, LLC business, including its international subsidiaries. This includes strategy, operations, maintenance, HSEQ, financial reporting, customer relationships, regulatory compliance, leadership development and customer relations.

Is a member of the Management Board of PHI Aviation, LLC.

Is a “Safety Leader” for the business unit and company; visibly leading Destination Zero and our Core Values.

Lead, develop and successful execution of the business, strategic and operational plans for defined scope.

Responsible for the development and oversight of budgets and variance reporting for the defined scope.

Responsible for revenue projections and profitable growth for defined scope.

(a) Geography: Worldwide.

(b) Revenue: $400 - $500 Million Annual

(c) Employees: –1000-1200

(d) RW Aircraft: –85-100

(e) FW Aircraft: 0

Aligns with corporate Finance, Human Resources, IT, Risk Management, Fleet Services and Global Standards/HSEQ to effectively manage and reduce risk and liability in all aspects of the business.

Remain abreast of customer plans, budgets and any regulations which impact delivery of services.

Maintains positive customer relationships and open communication channels with customers to ensure the long-term success of the business.

Provides for the flow of information to the Executive management and the Board of Directors both verbally and in regular written reports.

Develops, prepares and presents marketing information and materials to internal, external and potential PHI customers.

Responds to RFPs and bid requests and makes formal presentations to current and potential customers.

Responsible for leading, directing and actively managing the business unit leadership team.

Maintain close dialogue with and follow-up with customers on a regular basis to proactively address their needs and concerns.

Provide and maintain a productive work environment following best human resource practices free of all forms of harassment and retaliation for all employees

Establish and maintain succession plans for key positions

Provide clear and direct leadership during internal emergencies/organizational threats

Provide for business continuity/disaster recovery planning and execution

Establish annual objectives and balanced KPI’s for the assigned business including follow-up and corrective actions as required.

Ensure that operations are conducted in accordance with company’s internal standards, customer requirements and all applicable regulatory requirements.

Anticipate, plan and prepare investment proposals related to people, training, facilities, aircraft, etc. to position the business for continued profitable growth.

Sponsor and implement leadership development plans at the relevant level and take part in building our future leadership capabilities.

Serve as a contributing member of the PHI Executive Leadership team.

In addition, the Employee agrees to undertake such other duties assigned to him/her by the Employer, from time to time

Schedule 3 – Resolving Employment

Relationship Problems

If any employment relationship problem arises, you should discuss the issue directly with the Chairman of the Board, or, if this is not appropriate, Director of the Board. The Employer believes that it is in everyone’s interests if problems are addressed as soon as possible and to this end it would like the opportunity to correct the situation.

An employment relationship problem includes a problem that may exist between an employer and employee. Employment relationship problems may be:

(a)	a personal grievance;

(b)	a dispute about the application, interpretation or operation of the employment agreement; or

(c)	any other problem arising out of or relating to the employment relationship.

You must notify the Employer if you intend to pursue a personal grievance claim against the Employer. This must be done within 90 days from the date of the act that caused the personal grievance. If you are not aware of when the act took place, the period begins from when the matter came to your attention.

If the problem is not sorted out in discussions between the Employer and you, it may then be referred to mediation. Mediation is provided by the Mediation Service. To mediate an employment relationship problem, either the Employer or you may contact an office of the Ministry of Business, Innovation and Employment.

If the employment relationship problem cannot be resolved in mediation, it may be referred by either party to the Employment Relations Authority. The Authority is the body established by the Act to resolve employment relationship problems. The Authority has the power to make a decision to resolve the problem.

If either party is unhappy with the Authority’s decision, it may appeal to the Employment Court within 28 days of the Authority’s decision. The Employment Court will hear the parties and then make a decision about the employment relationship problem.

If you require further details of the services available to resolve employment relationship problems you should contact the Ministry of Business, Innovation or Employment or refer to the relevant provisions in the Act.

SIGNED for and on behalf of
HNZ New Zealand Limited by:	Signature of authorised signatory

Hamish Manson, Director

SIGNED by KEITH MULLETT:
Signature of Keith Mullett

Individual Employment Agreement – Keith Mullett